EXHIBIT 99.1

Aptose Biosciences Announces Results of Special Shareholders Meeting; Announces Receipt of Final Court Approval of Plan of Arrangement; Reports Year End 2025 Results and Corporate Highlights

  Shareholders approve acquisition of Aptose by Hanmi Pharmaceutical in “Go Private” transaction
  TUS+VEN+AZA triplet frontline therapy continues to demonstrate favorable safety and high rates of efficacy and MRD-negative remissions in newly diagnosed AML patients with diverse mutations

SAN DIEGO and TORONTO, March 31, 2026 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (TSX: APS and OTC: APTOF), a clinical-stage precision oncology company developing a tuspetinib (TUS)-based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today provided a corporate update and announced the financial results for the year ended December 31, 2025.

“We are pleased that shareholders have approved our proposed arrangement with Hanmi, which enables us to continue and expand the development of the TUS+VEN+AZA triplet, which has shown promising response rates and safety as a mutation agnostic therapy across a diverse population of patients newly diagnosed with AML,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “We are extremely grateful for Hanmi’s ongoing support, including its significant financial support under difficult circumstances over the past two years. The data in our clinical trial continue to support the promise of TUS+VEN+AZA therapy, and we look forward to presenting the next set of data at the EHA2026 Congress in June.”

Corporate Update

At a special meeting of shareholders today (the “Special Meeting”), Aptose shareholders approved: (i) the continuance of the Company from the Canada Business Corporations Act to the Business Corporations Act (Alberta); and (ii) the plan of arrangement (announced on November 19, 2025 and February 24, 2026) pursuant to which HS North America Ltd. (the “Purchaser”), a wholly owned subsidiary of Hanmi Pharmaceutical Co. Ltd. (“Hanmi” and together with the Purchaser, the “Hanmi Purchasers”) will acquire all of the issued and outstanding common shares of Aptose (the “Common Shares”) that are not currently owned or controlled by the Hanmi Purchasers or their respective affiliates (the “Arrangement”). During the past 18 months, Hanmi has singularly supported Aptose and the continued development of tuspetinib (TUS) through debt facilities to Aptose totaling more than US$41 million. Under the terms of the amended and restated arrangement agreement among Aptose and the Hanmi Purchasers dated February 23, 2026, Aptose shareholders, other than the Hanmi Purchasers and their respective affiliates that hold any Common Shares, will receive C$2.41 in cash per Common Share, which represents a premium of 28% over Aptose’s 30-day VWAP of C$1.88 on the Toronto Stock Exchange (TSX) for the period immediately preceding entering into the Arrangement Agreement.

Details of the voting results at the Special Meeting are below:

Total Common Shares voted at the Meeting	1,164,030
Total Common Shares voted FOR the Continuance Resolution	1,075,838
Percentage of Common Shares voted FOR the Continuance Resolution	92.42%
Total Common Shares voted FOR the Arrangement Resolution	1,064,864
Percentage of Common Shares voted FOR the Arrangement Resolution	91.48%
Total Common Shares voted at the Meeting, other than Hanmi, its affiliates and any other excluded person	556,154
Total Common Shares voted FOR the Arrangement Resolution	556,154
Percentage of Common Shares voted FOR the Arrangement Resolution	84.87%

A report on voting results for the Special Meeting will be filed under the Company’s profile on SEDAR+ at sedarplus.ca.

Aptose is also pleased to announce that the Court of King’s Bench of Alberta has issued a final order approving the Arrangement under the provisions of the ABCA. Closing of the Arrangement remains subject to the satisfaction of certain customary closing conditions, including regulatory approvals. Subject to the satisfaction of these closing conditions, the parties to the Arrangement currently expect the Arrangement to be completed by the end of April, 2026.

Key Corporate Highlights

  Aptose Clinical Data Presented at ASH – Aptose presented clinical data on tuspetinib at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition in Orlando, Florida in December 2025. As reported, in newly diagnosed AML patients, TUS+VEN+AZA demonstrated promising safety, tolerability and resilient efficacy, including MRD-negative remissions across a broad mutational spectrum.

  Key highlights and messages from the ASH poster presentation, “TUSCANY Study demonstrates    safety and efficacy of tuspetinib plus standard of care venetoclax and azacitidine in patients with newly diagnosed AML ineligible for induction chemotherapy” :
    High-quality clinical responses (CR/CRh):
      90% across 40 mg, 80 mg and 120 mg dose levels
      100% at the higher 80 mg and 120 mg dose levels
      Observed in FLT3-WT, FLT3-ITD, and NPM1c genetic subgroups
      Observed in biallelic TP53/complex karyotype and RAS adverse genetic subgroups
      Observed in AML with MDS-related mutations
    MRD negativity: 78% by central flow cytometry in responding subjects
    TUS targets VEN resistance mechanisms; inhibits kinase-driven abnormal signaling
    Two subjects transitioned to hematopoietic stem cell transplantation and both returned for TUS maintenance therapy
    TUS+VEN+AZA triplet therapy was well tolerated with no dose-limiting toxicities (DLTs) across all evaluable TUS dose levels
      No DLTs including no prolonged myelosuppression for subjects in remission in Cycle 1
      No drug-related deaths, differentiation syndrome, QTc prolongation, or CPK elevation reported
      8/10 evaluable subjects experienced red cell and platelet transfusion independence for > 8 weeks after their best response
      Febrile neutropenia was reported in 2 subjects (16.7%), with 1 subject related to TUS

At the recently enrolled 160 mg dose level, preliminary findings show patients achieving early blast clearance with MRD-negativity and formal responses in the first few weeks of treatment (not included in poster data cut).

Aptose’s press release is available here. The ASH poster presentation is available here.

FINANCIAL RESULTS OF OPERATIONS
Aptose Biosciences Inc.
Statements of Operations Data
(unaudited)
($ in thousands, except for share and per share data)

	Year Ended
	December 31,
	2025	2024
Operating expenses:
Research and development	$11,341	$15,103
General and administrative	13,382	11,154
Total operating expenses	24,723	26,257
Other (expenses) income, net	(745)	827
Net loss	$(25,468)	$(25,430)
Net loss per common share, basic and diluted	$(10.41)	$(36.38)

Weighted average number of common shares outstanding used in the calculation of basic and diluted loss per common share	2,447,353	698,980

Net loss for the year ended December 31, 2025 of $25.5 million increased slightly as compared with a net loss of $25.4 million for the comparable period in 2024.

Aptose Biosciences Inc.
Balance Sheet Data
(unaudited)
($ in thousands)

	December 31,	December 31,
	2025	2024
Cash, cash equivalents, restricted cash and restricted cash equivalents	$4,096	$6,707

Working capital	(2,860)	4,430
Total assets	10,012	10,127
Long-term liabilities	27,873	10,211
Accumulated deficit	(566,435)	(540,967)

Shareholders’ deficit	(27,167)	(4,543)

  Total cash, cash equivalents, restricted cash and restricted cash equivalents as of December 31, 2025 were $4.1 million. The Company does not have sufficient cash to fund operations and relies on advances made by Hanmi to fund operations. The Company is actively deploying financing and cost reduction efforts to extend cash runway.

  As of March 16, 2026, there were 2,552,429 Common Shares issued and outstanding. In addition, there were 37,370 Common Shares issuable upon the exercise of outstanding stock options and there were 1,267,585 Common Shares issuable upon the exercise of the outstanding warrants.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for the years ended December 31, 2025 and 2024 were as follows:

	Years ended
	December 31,
(in thousands)	2025	2024

Program costs – Tuspetinib	$7,900	$9,606
Program costs – Luxeptinib	313	422
Program costs – APTO-253	-	(19)
Personnel related expenses	2,930	4,735
Stock-based compensation	198	346
Depreciation of equipment	-	13
Total	$11,341	$15,103

Research and development expenses decreased by $3.8 million to $11.3 million for the year ended December 31, 2025 as compared to $15.1 million for the comparable period in 2024. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following activities:

  Program costs for tuspetinib decreased by $1.7 million to $7.9 million for the year ended December 31, 2025 compared to $9.6 million for the comparable period in 2024. The increased costs associated with the TUSCANY study were offset by a decrease in tuspetinib development expenses during the current year. This reduction is due to the conclusion of activities in our APTIVATE clinical trial during the current year as compared to higher APTIVATE activities during the prior year, as well as lower manufacturing and related development costs.

  Program costs for luxeptinib decreased by approximately $0.1 million compared to the prior year. This reduction was primarily attributed to lower clinical trial and manufacturing activities.

  The Company discontinued further development of APTO-253.

  Personnel-related expenses decreased by $1.8 million to $2.9 million for the year ended December 31, 2025 compared to $4.7 million in the prior year. The decrease was primarily due to lower headcount for research and development personnel in 2025.

  Stock-based compensation decreased by $0.1 million for the year ended December 31, 2025 compared to the comparable period in 2024. This decrease was primarily due to stock options forfeited and/or vested in prior periods that are no longer being expensed resulting in lower expense in the current year.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential and applications and safety profile of tuspetinib, clinical trials, upcoming milestones and presentation of additional data, cost reduction efforts, expectations regarding capital available to the Company to fund planned Company operations, the Company’s cash runway, statements relating to the completion of the Arrangement, including the satisfaction of the closing conditions and the anticipated closing date and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope”, “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: risks and uncertainties related to the transactions contemplated by the Arrangement Agreement including but not limited to the possibility that the Arrangement will not be completed on the terms and conditions, or on the timing, currently contemplated, and that it may not be completed at all, due to a failure to obtain or satisfy, in a timely manner or otherwise; our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects, the evolving regulatory and political landscape and the funding of government programs and other risks detailed from time-to-time in our ongoing current reports, quarterly filings and annual reports.

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward-looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com